Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 24, 2026 by and between Sarepta Therapeutics, Inc. (the “Company”) and Michael Severino, M.D. (the “Executive”), and is effective as of July 28, 2026 (the “Effective Date”).

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Position and Duties; Term.

(a) Effective as of the Effective Date, the Executive will be employed by the Company, on a full-time basis, as its Chief Executive Officer (“CEO”). In addition, the Executive will be appointed as a member of the Company’s Board of Directors (the “Board”) effective as of the Effective Date and, for as long as the Executive is employed by the Company as its CEO, at each applicable annual meeting of the Company’s shareholders, the Executive shall be nominated to serve and, if so elected by the Company’s shareholders, shall serve as a member of the Board without further compensation. The Executive will also serve from time to time if requested as a director or officer of one or more of the Company’s Affiliates, without further compensation.

(b) During the Employment Term (as defined below), the Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive by the Board from time to time. The Executive shall report to the Board. The Executive also agrees that, while employed by the Company, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them and will not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position. The foregoing notwithstanding, the Executive will be permitted to continue to serve on two (2) other for profit board of directors on which he currently serves and has disclosed to the Board; provided that he will resign from one such board no later than the Company’s next annual proxy submission, and further provided that such service does not pose a conflict of interest to the Company or violate any of his obligations to the Company, including under the Restrictive Covenant Agreement (as defined below). The Executive further agrees that he will perform his duties primarily in Cambridge, Massachusetts but that the Board expects that the Executive will travel as necessary for business needs.

(c) The Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

(d) The Company agrees to employ the Executive under and pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for an initial term of three years (the “Initial Term”) commencing as of the Effective Date. At the conclusion of the Initial Term, and on each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically renewed for successive one-year periods; provided, however, that either party hereto may elect not to renew the term of this Agreement by giving written notice to the other party at least sixty (60) days prior to any such date. Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated prior to the end of the then-current Employment Term (as defined below) in accordance with Section 4 hereof, subject to Section 5 hereof. The period of time between the Effective Date and the termination or expiration of the term of this Agreement shall be referred to herein as the “Employment Term.” The Executive’s employment hereunder shall at all times be on an at-will basis.

2. Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive an annual base salary at the rate of $1,180,000 per year, payable in accordance with the regular payroll practices of the Company (the base salary, as determined from time to time, the “Base Salary”), prorated for 2026. The Base Salary will be reviewed annually by the Board or the Compensation Committee thereof (the “Committee”). The Base Salary may not be reduced, except in the case of an across the board salary reduction for executives.

(b) Bonus Compensation. For each fiscal year completed during the Employment Term, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”). The Executive’s target Annual Bonus will be 110% of the Base Salary, with the actual amount of any such Annual Bonus to be determined by the Board or the Committee in its discretion, based on achievement against performance goals established by the Board or the Committee. For 2026, the Executive’s Annual Bonus will be paid based on 100% of target and prorated based on his period of employment with the Company during such fiscal year from the Effective Date. In order to receive any Annual Bonus hereunder, the Executive must be employed through the date that such Annual Bonus is paid, except as provided in Section 5 below.

(c) Equity Compensation.

(i) Annual Grants. Commencing in 2028, the Executive shall be eligible for stock and other equity-based incentive compensation awards under the Company’s 2026 Equity Incentive Plan, as it may be amended or superseded from time to time (the “Stock Plan”). The target grant date value of each annual grant shall be $12,000,000; it being understood that the decision to make an annual grant and the actual grant date value of any such grant are subject in all cases to the discretion of, and review and approval by, the Board or the Committee.

(ii) Sign-On Grant. In addition, as an inducement material to the Executive’s commencement of employment with the Company, subject to the approval by the Board or the Committee, the Executive shall be eligible to receive a sign-on grant of equity awards upon commencement of service as CEO, with such grant to have a grant date value approximately equal to $35,000,000 (the “Sign-On Grant”), composed of (A) a 2026 annual equity grant with a grant date value approximately equal to $6,000,000, which represents a prorated amount for 2026, (B) a 2027 annual equity grant with a grant date value approximately equal to $12,000,000, (C) a new hire equity grant with a grant date value approximately equal to $3,000,000, and (D) a make-whole equity grant with a grant date value approximately equal to $14,000,000 to compensate the Executive for relinquished equity awards from his prior employer (the “Make-Whole Grant”). The Sign-On Grant shall be made under the Company’s 2024 Employment Commencement Incentive Plan (the “Inducement Plan”) in the form of (y) restricted stock units, constituting approximately one-third of the grant date value of the Sign-On Grant and evidenced by an award agreement approved by the Committee, which vest in substantially equal installments on an annual basis over four years from the date of grant, generally subject to continued employment, and (z) premium priced stock options, constituting approximately two-thirds of the grant date value of the Sign-On Grant, with such value determined by a Black-Scholes valuation based on the Company’s stock price on the date of grant, evidenced by an award agreement approved by the Committee, and issued with an exercise price at a 15% premium to the Company’s closing stock price on the date of grant, which vest as to 25% of the options on the first anniversary of the date of grant, with monthly vesting in substantially equal installments thereafter over the next three years, generally subject to continued employment. In the event of a conflict between the terms of this subsection (ii) and the terms of the Inducement Plan or any award agreement evidencing the Sign-On Grant, such plan or award agreement shall control.

(d) Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(e) Vacations. The Executive will be entitled to earn vacation days in accordance with the policies of the Company, as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Company shall also reimburse the Executive for all reasonable legal fees actually incurred by the Executive in the negotiation and review of this Agreement, in an amount not to exceed $10,000 in the aggregate.

3. Confidential Information and Restricted Activities. The Executive agrees that he will be subject to the confidentiality, assignment of rights, restrictive covenant and other obligations set forth in Exhibit A attached hereto (the “Restrictive Covenant Agreement”).

4. Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4. Upon any termination of the Executive’s employment, the Executive agrees to resign from: (i) all officer positions that he holds with the Company or its Affiliates, including as CEO, and (ii) membership on the Board and from membership on any other boards of directors, boards of managers or other governing boards or bodies of the Company or its Affiliates.

(a) By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s substantial and repeated failure to perform in good faith the Executive’s duties or follow the reasonable and legal written direction of the Board (after the Board has provided the Executive with written notice of such failure and the Executive has failed to cure, to the extent curable, such failure within ten business days of the Executive’s receipt of such notice); (ii) the Executive’s willful material misconduct with respect to any material aspect of the business of the Company; (iii) the Executive’s conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Executive’s performance of any material act of theft or fraud in connection with the performance of the Executive’s duties to the Company; or (v) a material breach of this Agreement, the Restrictive Covenant Agreement, or any other written restrictive covenant or other agreement between the Executive and the Company, or a material violation of the Company’s code of conduct or other written material policy of the Company (after the Company has provided the Executive with written notice of such breach or violation and the Executive has failed to cure, to the extent curable, such breach or violation within 10 days after the Executive’s receipt of such notice).

(b) By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within ninety (90) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than sixty (60) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following adverse employment actions without the Executive’s consent: (i) a material diminution in the Executive’s Base Salary or target Annual Bonus, in each case, as in effect immediately prior to the diminution; (ii) a material diminution in the Executive’s duties, authority or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) a change by the Company in the location at which the Executive performs the Executive’s principal duties for the Company to a new location that is more than thirty (30) miles from Cambridge, Massachusetts; or (iv) a material breach by the Company of this Agreement or any equity award agreement.

(d) By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

(f) End of Employment Term. The Executive’s employment will be terminated upon a non-renewal of the Employment Term by either party as prescribed in Section 1(d). A non-renewal of the Agreement by the Company shall constitute a termination of the Executive’s employment by the Company without Cause under Section 4(b) above for which the Executive will be entitled to the benefits under Section 5(b) of the Agreement, and a non-renewal of the Agreement by the Executive shall constitute a termination of the Executive’s employment by the Executive Without Good Reason.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; and (iii) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law. In addition to the Final Compensation, to the extent that the Executive’s employment ends due to his death or disability as set forth in Section 4(e) above, the Company shall pay to the Executive or his estate, as the case may be, any Annual Bonus not yet paid at the time of termination for the fiscal year immediately preceding the fiscal year during which such termination occurs, determined in accordance with Section 2(b) of this Agreement and provided that the Executive was employed through the final day of such immediately preceding fiscal year (the “Prior Year Bonus”), payable at the time such bonus would have been paid if the Executive were still employed with the Company.

(b) Severance Payments.

(i) In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, or in connection with a non-renewal of this Agreement by the Company, in each case outside of the Change in Control Period (as defined below), the Company will pay or provide to the Executive, in addition to Final Compensation: (A) the Base Salary for a period of eighteen (18) months following the date of termination (the “Severance Term”), payable in the form of salary continuation (the “Basic Severance”); (B) an amount equal to one-times the Executive’s target Annual Bonus for the year of termination, payable over the Severance Term (the “Severance Bonus”); (C) any Prior Year Bonus, payable at the time such bonus would have been paid if the Executive were still employed with the Company; (D) any Annual Bonus for the fiscal year during which termination occurs, determined in accordance with Section 2(b) of this Agreement and pro-rated based on the number of days the Executive was employed with the Company during such fiscal year (the “Pro-Rata Bonus”), payable at the time such bonus would have been paid if the Executive were still employed with the Company; (E) provided that the Executive timely elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the Executive and any eligible dependents immediately prior to the date that the Executive’s employment terminates until the earlier of (x) the end of the Severance Term, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer (the “Health Continuation Benefits”); (F) outplacement services at a level commensurate with the Executive’s position in accordance with the Company’s practices as in effect from time to time provided that the cost of such outplacement shall not exceed $20,000 (the payments and other benefits described in subsections (A)-(F), the “Severance Payments”); (G) to the extent unvested as of the date of termination, the Make-Whole Grant shall automatically vest in full; and (H) the Sign-On Grant shall automatically vest as to that portion of the shares underlying the Sign-On Grant that would have vested if the Executive had remained in employment with the Company for an additional twelve (12)-month period following the date of termination. Notwithstanding the foregoing, in the event that the Company’s payment or reimbursement under this Section 5(b)(i) would subject the Executive or the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit.

(ii) Notwithstanding subsection (i) above, in the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, or in connection with a non-renewal of this Agreement by the Company, in each case during the Change in Control Period (as defined below), the Executive will be entitled to (A) the Severance Payments, as modified to reflect (x) Basic Severance equal to twenty-four (24) months of the Base Salary, (y) a Severance Bonus equal to two-times the Executive’s target Annual Bonus for the year of termination, and (z) the Pro-Rata Bonus is based on target performance, in each case, together with the Prior Year Bonus, payable in a lump sum not later than sixty (60) days following the date of termination, and (B) with respect to each outstanding equity award subject to time-based vesting, including, without limitation, the Sign-On Grant, to the extent unvested, automatic full vesting of the shares subject to such awards. The term “Change in Control Period” shall mean the period beginning six (6) months prior to (but only if the termination of the Executive’s employment was made at the direction of the acquiror in the Change in Control or otherwise was directly related to the Change in Control), and continuing for twenty-four (24) months immediately following the consummation of a Change in Control. In the event of a termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above that occurs in the period beginning six (6) months prior to the consummation of a Change in Control, the Executive shall be entitled to receive the payments described in subsection (i) above and, if and only if a Change in Control occurs within such six (6)-month period and the termination of the Executive’s employment was made at the direction of the acquiror in the Change in Control or otherwise was directly related to the Change in Control, shall receive the payments and benefits under this subsection (ii) upon such Change in Control (minus any amounts received under subsection (i) above and without any double counting of severance payments or benefits). Payments under this subsection (ii) shall only be made in a lump sum if such payment complies with Section 409A (as defined below); if not, payment will be in the same form as provided in subsection (i) above.

(c) Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the Severance Payments is conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms, including restrictive covenant obligations substantially similar to those set forth in Exhibit A, in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. To the extent that any Severance Payments to which the Executive is entitled are payable in the form of salary continuation, the first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination.

(d) Benefits Termination. Except as described in Section 5(b)(i)(E) and any additional right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Exhibit A of this Agreement. The obligation of the Company to make payments to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Exhibit A of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) Any payment or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change in Control” means the first to occur of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (I) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (II) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (III) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (IV) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(III). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8. Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Conditions. This Agreement is contingent upon the Company’s completion of satisfactory background and reference checks, as well as its verification of the Executive’s eligibility for employment within three business days of the Effective Date pursuant to the Immigration Reform and Control Act.

13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief as prescribed by Exhibit A, shall be settled exclusively by arbitration, conducted before a single arbitrator in Boston, Massachusetts (applying Massachusetts law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

14. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution the Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive. Any reduction in payments and/or benefits pursuant to this Section 14 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the Executive.

15. Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which may be executed and transmitted by DocuSign, facsimile, electronic mail, or other means of electronic transmission, each of which shall be an original, and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

16. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when (a) delivered (i) in person, (ii) by depositing in the United States mail, postage prepaid, or (iii) by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), and (b) addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board Chair, or to such other address as either party may specify by notice to the other actually received.

17. Clawback. The Executive acknowledges and agrees that he has received and understands the Company’s Policy for Recoupment of Incentive Compensation, effective as of October 2, 2023, as the same may be amended and/or superseded and in effect from time to time (the “Clawback Policy”), and that the Executive is subject to, and will comply with, the Clawback Policy during and after his employment, in accordance with its terms.

18. Acknowledgement. The Executive acknowledges that (1) the Company provided the Executive with this Agreement by the earlier of (a) the date of a formal offer of employment from the Company or (b) ten (10) business days before the commencement of employment with the Company, (2) the Executive has been and is hereby advised of his right to consult an attorney before signing this Agreement, and (3) the Executive has carefully read this Agreement and understands and agrees to all of the provisions in this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Michael Severino, M.D.	By:	/s/ M. Kathleen Behrens, Ph.D.
Michael Severino, M.D.	Name:	M. Kathleen Behrens, Ph.D.
	Title:	Chairwoman of the Board

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated as of July July 24, 2026, is entered into by and between Sarepta Therapeutics, Inc. (the “Company”) and Michael Severino, M.D. (the “Executive”). Capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Employment Agreement between the Company and the Executive, dated on or about the date hereof, to which this Agreement is attached (the “Employment Agreement”).

1. Ownership of Intellectual Property. The Executive agrees to make prompt and full disclosure to the Company of all ideas, formulas, recipes, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, blueprints, data, software, source code, object code, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the actual or anticipated business of the Company, research and development or existing or future products or services and that are conceived, developed, acquired, contributed to, made or reduced to practice by Executive (either solely or jointly with others) during Executive’s employment and/or service with the Company, whether before or after the date of this Agreement (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company. To the extent that any Work Product is not deemed to be a “work made for hire,” the Executive hereby assigns and agrees to assign to the Company all right, title and interest, including without limitation, the intellectual property rights that the Executive may have in and to such Work Product. The Executive shall promptly perform all actions reasonably requested by the Company or its designee (whether during or after the Executive’s employment and/or service), to establish and confirm the Company’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney and other instruments). The Company or its designee shall pay any and all copyright, trademark and patent fees and expenses or other costs reasonably incurred by the Executive for any assistance rendered to the Company or its designee pursuant to this Section 1. The Executive has identified and listed on Appendix A attached hereto all Work Product that is or was owned by the Executive or was written, discovered, made, conceived or first reduced to practice by the Executive alone or jointly with another person prior to the Executive’s employment and/or service with the Company. If no such Work Product is listed, the Executive represents and warrants to the Company that the Executive does not now nor has the Executive ever owned, nor has the Executive made, any such Work Product.

2. Confidential Information. The Executive acknowledges that the Executive’s employment and/or service with the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that relates to the business of the Company or any other party with whom the Company agrees to hold information of such party in confidence (“Confidential Information”). Such Confidential Information includes, but is not limited to, confidential techniques, know-how, financial information, copyrights, patents, trademarks, trade names, slogans, logos, designs, service marks, computer software programs, databases (including all subscriber and potential subscriber databases), magnetic media, systems and programs, trade secrets, business lists, customer lists, client lists, supplier lists, prices, employee personnel files, engineering data, logs, consultants’ reports, budgets, ratings, forecasts, format strategy, financial reports and projections, tapes and electronic data processing files, accounting journals and ledgers, accounts receivable records and sales, operating, marketing and business plans. The Executive stipulates and agrees that such Confidential Information is the sole and exclusive property of the Company (or such customers, clients, vendors or other parties with whom the Company agrees to hold information of such party in confidence as the case may be), that such Confidential Information is confidential and proprietary and that the unauthorized use or disclosure of such Confidential Information would seriously and irreparably damage the business of the Company. At all times, the Executive will keep and hold all such Confidential Information in strict confidence and trust, and will not in any fashion, form or manner, either directly or indirectly, use, disclose, divulge or communicate to any person any of such Confidential Information, except pursuant to a subpoena or order issued by a court of competent jurisdiction (provided that the Executive shall (a) immediately give the Company notice of the circumstances surrounding such compelled disclosure in order to provide the Company an opportunity to seek an appropriate protective order with respect thereto and (b) in no event make disclosure before the expiration of the compliance date set forth in the subpoena or other request for production). Confidential Information shall not include any information or material (i) to the extent that such information or material is filed by the Company with any governmental agency on a non-confidential basis, or (ii) is or becomes generally available to the public other than as a result of a wrongful disclosure by (x) a person otherwise bound to the provisions hereof or (y) any person known or who should reasonably be expected to be known by the Executive to be bound by a duty of confidentiality or similar duty owed to the Company. Upon the termination of the Executive’s employment and/or service with the Company, the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to the Company or its business activities and will not take with the Executive any documents or materials or copies thereof containing any Confidential Information. The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means. Nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or require the Executive to give the Company prior notice of the same.

3. Restrictive Covenants. The Executive acknowledges that in the course of the Executive’s employment and/or service with the Company, the Executive has become and shall become familiar with trade secrets and other Confidential Information concerning the Company and that the Executive’s services have been and shall be of special, unique and extraordinary value to the Company. The Executive therefore agrees that the following restrictions on the Executive’s activities during and after his employment and/or service are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company, and in consideration of the Executive’s employment, agrees to the following:

(a). Noncompetition. During the Employment Term and ending twelve months following the Employment Term (except with respect to a termination due to layoff or termination by the Company without Cause, as such term is defined below) (the “Non-Competition Period”), the Executive shall not (and shall not take preparatory steps to), and shall cause the Executive’s affiliates not to, directly or indirectly, either for the Executive or through any other Person, as an employee, advisor, agent, consultant, director, equity holder, manager, co-partner or in any other individual or representative capacity (in each case involving any of the services that the Executive provided to the Company at any time during the Employment Term or, with respect to the portion of the Non-Competition Period that follows the Employment Term, during the last two (2) years of the Executive’s employment with the Company), own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, or render services for (alone or in association with any Person and with or without compensation), any venture or enterprise that directly or indirectly engages or proposes to engage in any business conducted or in active planning to be conducted by the Company or any of its Affiliates (the “Restricted Businesses”), anywhere in the United States or in any country in which the Company engages or plans to engage during the Employment Term or, with respect to the portion of the Non-Competition Period that follows the termination of the Executive’s employment, in any geographic area in which the Executive, at any time within the last two (2) years of the Executive’s employment with the Company, provided services or had a material presence or influence. For the avoidance of doubt, nothing contained herein shall be construed to prevent the Executive from passively investing in the stock of any Person engaged in a Restricted Business listed on a national securities exchange or traded in the over-the-counter market so long as the Executive is not involved in the business of such Person and the Executive does not own more than one percent of the equity of such Person. For purposes of this Agreement, “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other business, governmental or other form of entity. “Cause” means, solely for purposes of this Agreement and notwithstanding any other agreement between the Executive and the Company to the contrary, including the Employment Agreement, or any other Company plan or program containing a definition of “cause” or similar provision (however formulated), the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s failure to perform his duties and responsibilities to the Company, or the Executive’s performance of his duties and responsibilities to the Company in a manner deemed by the Board to be in any way unsatisfactory; (ii) the Executive’s breach of this Agreement, the Employment Agreement, or any other agreement between the Executive and the Company; (iii) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime; (iv) any other reasonable basis for the Board’s dissatisfaction with the Executive, including for reasons such as any misconduct by the Executive that could reasonably be expected to be harmful to the business interests or reputation of the Company, other culpable or inappropriate behavior, or the Executive’s violation or disregard of a Company rule or policy; or (v) any other action or inaction otherwise constituting cause for termination under Massachusetts law.

Notwithstanding the foregoing, this Section 3(a) will apply following termination of the Executive’s employment only if (i) the Executive’s employment has terminated other than due to layoff or by the Company without Cause (but provided that the Company may in its discretion condition any Severance Payments due upon termination without Cause on Executive’s agreement to a Separation Agreement containing post-employment restrictive covenants, as set forth in Section 5(c) of the Employment Agreement), (ii) the Company does not waive the restrictions set forth in this Section 3(a) at the time of termination and (iii) the Company pays the Executive either (y) the Severance Payments pursuant to Section 5(b) of the Employment Agreement or (z) if the Executive is not entitled to Severance Payments, payments at a rate equal to 50% of the Executive’s highest annualized base salary within the two (2) years immediately preceding termination of the Executive’s employment for the duration of the Non-Competition Period that follows such termination (such payments in clause (z), the “Non-Competition Payments”); provided, that the Executive’s right to receive and retain any Severance Payments or Non-Competition Payments (if any) is conditioned on Executive’s compliance in full with this Section 3(a) following termination of the Executive’s employment. For the avoidance of doubt, if the Company elects to waive the restrictions set forth in this Section 3(a) at the time of termination, it will have no obligation to pay the Executive any Non-Competition Payments. Any Non-Competition Payments that the Company elects to pay the Executive will be payable as salary continuation in accordance with the Company’s regular payroll practices, consistent with the requirements for the payment of wages under section 148 of chapter 149 of the Massachusetts general laws.

(b). Nonsolicitation of Business Partners. During the Employment Term and ending twelve months following the Employment Term (the “Non-Solicitation Period”, and together with the Non-Competition Period, the “Restricted Period”), the Executive shall not, and shall cause the Executive’s affiliates not to, directly or indirectly through another Person, solicit business from any Person that is, or was during the one-year period preceding the date of termination of the Executive’s employment, known by the Executive to be a customer, client, supplier, licensor, licensee or other business relation of the Company (each, a “Business Partner”), in any case, with whom the Executive had a business relationship during Executive’s employment with the Company or possessed Confidential Information.

(c). Nonsolicitation and No-Hire of Employees and Independent Contractors. During the Non-Solicitation Period, the Executive shall not, and shall cause the Executive’s affiliates not to, directly or indirectly, regardless of who initiates contact (i) recruit, induce or solicit for employment or engagement any Person who is (or was during the twelve-month period preceding the date of recruitment or solicitation), or (ii) employ, hire or retain any Person who is (or was during the twelve-month period preceding the date of hire), employed by (or engaged as an independent contractor to) the Company; provided that a general solicitation advertisement, posting or similar job solicitation process not targeting the employees or independent contractors of the Company shall not be deemed to cause a breach of clause (i) of this Section 3(c); provided, further, that clause (ii) of this Section 3(c) shall not be deemed breached solely by reason of the Executive’s subsequent employer employing, hiring or retaining any Person who, immediately prior to such employment, hiring or retention, was employed by the Company below the level of Director, so long as (x) the Executive did not, directly or indirectly, solicit, recruit or induce such Person in breach of clause (i) of this Section 3(c) and (y) the Executive did not, directly or indirectly, participate in, facilitate, or influence the decision to employ, hire or retain such Person (including by providing a referral, recommendation or other input with respect to such Person); and provided, further, that for clarity this Section 3(c) shall not apply to (A) third party financial advisors, accountants or attorneys of the Company or (B) any employee or independent contractor who was terminated involuntarily without cause by the Company at least twelve months prior to such solicitation or hiring.

(d). Non-Disparagement. The Executive will not, at any time, directly or indirectly, either publicly or privately, disparage or defame the Company, its Affiliates and their respective affiliates, directors, officers, employees, agents, partners, stockholders, individuals or the Company’s products, services, technology or business.

4. Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company (and at such times that are reasonably convenient for the Executive for up to 12 months after termination of the Executive’s employment and/or service with the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment and/or service with the Company, and will assist while employed (and will provide reasonable assistance for up to 12 months after termination of the Executive’s employment and/or service with the Company) to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will assist while employed (and will provide reasonable assistance for up to 12 months after termination of the Executive’s employment with the Company) to the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of the Executive’s employment and/or service with the Company. The Executive agrees that while employed by the Company, the Executive will promptly inform the Company if the Executive becomes aware of any lawsuit or government investigation involving any claim that may be filed or threatened against the Company or its Affiliates, and that after termination of the Executive’s employment and/or service with the Company, the Executive will promptly inform the Company if the Executive (i) is served with a complaint, summons, subpoena, pleading, order or other similar document relating to the Company or its Affiliates, or (ii) otherwise receives written notice of any lawsuit, government investigation or regulatory body action involving any claim that may be filed or threatened against the Company or its Affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 4 and, in the event Executive is no longer receiving any compensation or benefits under the Employment Agreement, this Agreement or as a Company employee, shall pay Executive a reasonable hourly rate for any work performed at Company’s request.

5. Enforcement; Remedies. The Executive covenants, agrees and recognizes that the breach or threatened breach of the covenants, or any of them, contained in this Agreement will result in immediate and irreparable injury to the Company. Therefore, the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of the covenants and agreements contained in this Agreement to the fullest extent allowed by law without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. The Executive further acknowledges, covenants and agrees that the Executive’s compliance with the provisions of this Agreement are conditions precedent to the Executive’s right to receive any severance payments or benefits under the Employment Agreement following the termination of Executive’s employment and/or service; and that, if the Executive breaches any such provisions, the Executive shall not, notwithstanding any provision in this Agreement or the Employment Agreement to the contrary, be entitled to receive any severance payments or benefits that have not already been paid to the Executive and will be obligated to return any severance payments and benefits paid prior to such breach. The Executive further covenants and agrees that (i) in the event of a breach or violation of any of the respective covenants and agreements contained in this Agreement, the Company shall be entitled to receive all amounts to which it would be entitled as damages under law or at equity and (ii) subject to the last sentence of this Section 5, in the event of a breach, violation or threatened breach of any of the respective covenants and agreements contained in this Agreement, the Company shall be excused from making any further payments or distributions to the Executive pursuant to any provision of this Agreement or any other agreement, contract or arrangement between any of them and the Executive until the Executive shall cease violating, breaching or threatening breach of the Executive’s respective covenants and agreements contained in this Agreement and shall have received reasonable assurances from the Executive that the Executive will no longer engage in the same, at which time the previously suspended payments shall, except to the extent provided herein, be made to the Executive, which amounts shall be reduced by the damages suffered by the Company. So that the Company may enjoy the full benefit of the covenants contained in Section 3 above, the Executive further agrees that the Non-Competition Period and Non-Solicitation Period shall be tolled, and shall not run, during the period of any breach by the Executive of such covenants. If the Executive violates any fiduciary duty to the Company or unlawfully takes any confidential or proprietary information belonging to the Company, the Non-Competition Period will be extended to two (2) years following termination of the Executive’s employment and/or service with the Company. Nothing herein shall be construed as prohibiting the Company, and its respective successors and assigns, from pursuing any other legal or equitable remedies that may be available to them for any such breach, including the recovery of damages from the Executive.

6. Governing Law. This Agreement has been executed and delivered in the Commonwealth of Massachusetts and its validity, interpretation, performance and enforcement will be governed by the laws of that state applicable to contracts made and to be performed entirely within that state.

7. Other. The provisions of Sections 11 and 13 of the Employment Agreement shall apply to this Agreement mutatis mutandis.

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The Executive acknowledges that the Company provided the Executive with this Agreement at least ten (10) business days before the date on which it is to become effective. This Agreement becomes effective on the eleventh (11th) business day following the date on which the Company and the Executive execute it. The Executive acknowledges that the Executive has been and is hereby advised of the Executive’s right to consult an attorney before signing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.

SAREPTA THERAPEUTICS, INC.

By:
Name:
Title:

EXECUTIVE:

Michael Severino, M.D.

Appendix A